Cova Financial Life Insurance Company
                         4100 Newport Place Drive, Suite 840
                                    Newport Beach, CA 92600





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WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME
OR HOSPITAL CONFINEMENT RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control.

After the first Contract Anniversary, the Withdrawal Charge will be waived upon a withdrawal if:

1. you are confined to a Nursing Home and/or Hospital for at least 90 consecutive days or confined for a total of at least 90 days if there is no more than a 6-month break in the confinement and the confinements are for related causes;

2. the confinement referred to in (1) above begins on or after the first Contract Anniversary;

3. the withdrawal request and proof satisfactory to us of confinement are received by us at our Annuity Service Office either while you are confined or within 90 days after such confinement;

4. confinement in a Nursing Home and/or Hospital is prescribed by a Physician and is Medically Necessary; and

5. you have been the Owner continuously since the Issue Date, or have become the Owner as spousal Beneficiary who continues the Contract.

In the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is not a natural person, this Rider applies to the Annuitant.

DEFINITIONS

Hospital -- A facility which:

(1)  is located in the United States or its territories;

(2)  is licensed as a hospital by the jurisdiction in which it is located;

(3)  is supervised by a staff of licensed physicians;

(4) provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);

(5) operates primarily for the care and treatment of sick and injured persons as inpatients for a charge; and

(6)  has access to medical and diagnostic facilities.



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Intermediate Care Facility -- A facility which:

(1)  is located in the United States;

(2) is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

(3) provides continuous 24 hours a day nursing service by, or under the supervision of, a registered nurse (R.N.) or a licensed practical nurse (L.P.N.); and

(4)  maintains a daily medical record of each patient.

Medically Necessary -- Appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without affecting the individual's condition.

Nursing Home -- A facility which is a Skilled Nursing Facility, an Intermediate Care Facility or Residential Care Facility. Nursing Home does not mean:

(1) a home for the aged, a community living center or place that primarily provides domiciliary, residency or retirement care; or

(2) a place owned or operated by a member of the Owner's immediate family. Immediate family members include the Owner's spouse, children, parents, grandparents, grandchildren, siblings and in-laws.

Physician -- Any person duly licensed and legally qualified to diagnose and treat sickness and injuries. A physician must be providing services within the scope of his or her license. A Physician may not be a member of the Owner's immediate family.

Residential Care Facility -- A facility which:

(1)  is located in the United States or its territories;

(2) is licensed and operated as a Residential Care Facility according to the laws of the jurisdiction in which it is located; and

(3)  provides nursing care under the supervision of a registered nurse (R.N.).

Skilled Nursing Facility -- A facility which:

(1)  is located in the United States or its territories;

(2) is licensed and operated as a Skilled Nursing Facility according to the laws of the jurisdiction in which it is located;

(3)  provides   skilled  nursing  care  under  the  supervision  of  a  licensed physician;



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(4)  provides  continuous  24 hours a day  nursing  services  by,  or under  the supervision of, a registered nurse (R.N.); and

(5)  maintains a daily medical record of each patient.

This Rider will terminate on the Annuity Date.

Cova Financial Life Insurance Company has caused this Rider to be signed by its President and Secretary.

Form 7021 (11/00)